NON-STATUTORY STOCK OPTION AGREEMENT PURSUANT
        TO THE NET LNNX, INC. 1997 RESTRICTED STOCK PLAN

     THIS AGREEMENT is made as of November 25, 1997, between Net
Lnnx, Inc., a Pennsylvania corporation (the "Company"), and William
R. Colucci (the "Optionee").

     THE PARTIES AGREE AS FOLLOWS:

      1. Option Grant. The Company hereby grants to the Optionee an option (the "Option") to purchase the number of shares of the Company's common stock (the "Shares"), for an exercise price per share (the "Option Price") and based upon a Vesting Schedule, all as set forth below:

       Shares under option:    100,000
       Option Price per Share: $0.6875
       Vesting Schedule*:      January 1, 1998 - 25,000 shares
                               April 1, 1998 - 25,000 shares
                               July 1, 1998 - 25,000 shares
                               October 1, 1998 - 25,000 shares

      *In the event the Company or any of its Related Companies consummates a merger, acquisition, reorganization or any other business combination with another unrelated person or entity, upon the closing date of such business combination, all 100,000 options will immediately vest and will become exercisable at any time subsequent to the closing date of such business combination.

     The Option will be subject to all of the terms and conditions set forth herein and in the Company's 1997 Restricted Stock Plan
(the "Option Plan"), a copy of which is attached hereto and incorporated by reference. The Option granted hereunder will be a nonstatutory or nonqualified option for tax purposes.

   2. Stockholder Rights. No rights or privileges of a stockholder in the Company are conferred by reason of the granting of the Option. Optionee will not become a stockholder in the Company with respect to the Shares unless and until the Option has b een properly exercised and the Option Price fully paid as to the portion of the Option exercised.

      3. Termination. Subject to earlier termination as provided in the Option Plan, this Option will expire, unless previously exercised in full, on November 25, 1999.

      4. Terms of the Option Plan. The Optionee understands that the Option Plan includes important terms and conditions that apply to this Option. Those terms include (without limitation): important conditions to the right of the Optionee to exercise the Option; and important restrictions on the ability of the Optionee to transfer the Option or to transfer Shares received upon exercise of the Option; The Optionee acknowledges that he or she has read the Option Plan, agrees to be bound by its terms, and makes each of the representations required to be made by the Optionee under it.

      5.   Miscellaneous.  This Agreement (together with the Option
Plan) sets forth the complete agreement of the parties concerning the subject matter hereof, superseding all prior agreements, negotiations and understandings. This Agreement will be governed by the substantive law of the State of Pennsylvania, and may be executed in counterparts.

     The parties hereby have entered into this Agreement as of the date set forth above.

     NET LNNX, INC.


     __________________
     By: Ronald W. Hayes, Jr.
     Director, President

     "Optionee"

     __________________
     William R. Colucci

     Address:
     ______________________________
     ______________________________
     ______________________________




Attachments:(1) Spousal Consent
            (2) 1997 Restricted Stock Plan

                        SPOUSAL CONSENT

     The undersigned is the spouse of the Optionee referred to in the attached Non-Statutory Stock Option Agreement (the
"Agreement"). The undersigned acknowledges that he or she:

     (1) has received, reviewed and understands the terms of the Agreement (including its attachments);

     (2) consents to the Agreement, and agrees to be bound by its terms to the extent that he or she now has or may obtain any interest in the Option or Shares covered by the Agreement; and

     (3) understands that the Company is relying upon this consent in entering into the Agreement and in not taking further steps to protect its interests.

Date:   November 25, 1997

Signature:________________________
Name:__________________________